Exhibit 10.3

ANTARES PHARMA, INC.

2008 EQUITY COMPENSATION PLAN

RESTRICTED STOCK UNIT GRANT AGREEMENT

This RESTRICTED STOCK UNIT GRANT AGREEMENT (this “Agreement”), dated as of                     , 2015 (the “Date of Grant”) is delivered by Antares Pharma, Inc. (the “Company”), to                     (the “Grantee”).

RECITALS

WHEREAS, the Company maintains the Antares Pharma, Inc. 2008 Equity Compensation Plan, as amended and restated (the “Plan”) that provides for the grant of restricted stock units in accordance with the terms and conditions of the Plan;

WHEREAS, the Board of Directors of the Company (the “Board”) desires to grant restricted stock units to the Grantee as an inducement for the Grantee to promote the best interests of the Company and its stockholders;

WHEREAS, the Board is authorized to appoint a committee to administer the Plan and if a committee is appointed, all references in this Agreement to the “Board” shall be deemed to refer to the committee; and

WHEREAS, the terms and conditions of the restricted stock units granted to the Grantee herein are memorialized in this Agreement.

NOW, THEREFORE, the parties to this Agreement, intending to be legally bound hereby, agree as follows:

1. Restricted Stock Unit Grant. Subject to the terms and conditions set forth in this Agreement and the Plan, the Company hereby grants to the Grantee              restricted stock units (“Stock Units”). Each Restricted Stock Unit shall represent the right of the Grantee to receive a share of Company common stock (“Company Stock”) on the applicable Redemption Date (as defined below). The Grantee accepts the grant of Stock Units and agrees to be bound by the terms and conditions of this Agreement and the Plan.

2. Restricted Stock Unit Account. Stock Units represent hypothetical shares of Company Stock and not actual shares of stock. The Company shall establish and maintain a Restricted Stock Unit account, as a bookkeeping account on its records, for the Grantee and shall record in such account the number of Stock Units granted to the Grantee. No shares of Company Stock shall be issued to the Grantee at the time the grant is made, and the Grantee shall not be, nor have any of the rights or privileges of, a stockholder of the Company with respect to any Stock Units recorded in the account. The Grantee shall not have any interest in any fund or specific assets of the Company by reason of this award or the Restricted Stock Unit account established for the Grantee.

3. Vesting and Nonassignability of Stock Units.

(a)         % of the Stock Units shall become vested on the first anniversary of the Date of Grant (the “First Service Date”), provided that the Grantee continues to be Employed by, or providing service to, the Employer (as defined in the Plan) from the Date of Grant through the First Service Date;

(b)         % of the Stock Units shall become vested on the second anniversary of the Date of Grant (the “Second Service Date”), provided the Grantee continues to be Employed by, or providing service to, the Employer from the Date of Grant through the Second Service Date; and

(c)         % of the Stock Units shall become vested on the third anniversary of the Date of Grant (the “Third Service Date”), provided the Grantee continues to be Employed by, or providing service to, the Employer from the Date of Grant through the Third Service Date, so that 100% of the Stock Units are vested on the third anniversary of the Date of Grant.

The vesting of Stock Units shall be cumulative, but shall not exceed 100% of the Stock Units. If the foregoing schedule would produce fractional Stock Units, the number of Stock Units that vest shall be rounded down to the nearest whole Restricted Stock Unit.

Except as otherwise provided in a written employment agreement entered into by and between the Grantee and the Employer, if any, if the Grantee ceases to be Employed by, or provide service to, the Employer for any reason before the Stock Units vest, any Stock Units that have not yet vested shall automatically terminate and be forfeited as of the date on which the Grantee ceases to be Employed by, or provide service to, the Employer.

4. Redemption.

(a) The Stock Units that become vested pursuant to Paragraph 3 above shall be redeemed by the Company on each of the First Service Date, Second Service Date, or Third Service Date, as applicable, or as soon as administratively practicable thereafter, but not later than 30 days following the First Service Date, Second Service Date, or Third Service Date, as applicable, if the Grantee continues to be Employed by, or providing service to, the Employer, from the Date of Grant to the First Service Date, Second Service Date, or Third Service Date, as applicable (each such date, the “Redemption Date”). On the respective Redemption Date, all Stock Units that have become vested pursuant to Paragraph 3 will be redeemed and converted to an equivalent number of shares of Company Stock, and the Grantee shall receive a single sum distribution of such shares of Company Stock, which shall be issued under the Plan.

(b) All obligations of the Company under this Agreement shall be subject to the rights of the Employer as set forth in the Plan to withhold amounts required to be withheld for any taxes, if applicable. The Grantee shall be required to pay to the Employer, or make other arrangements satisfactory to the Employer to provide for the payment of, any federal, state, local or other taxes that the Employer is required to withhold with respect to the Stock Units. Unless the Board determines otherwise, the Grantee shall be required to satisfy any tax withholding obligation of the Employer with respect to Stock Units by having shares withheld up to an amount that does not exceed the minimum applicable withholding tax rate for federal (including FICA), state, local and other tax liabilities.

(c) The obligation of the Company to deliver Company Stock shall also be subject to the condition that if at any time the Board shall determine in its discretion that the listing, registration or qualification of the shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issue of shares of Company Stock, the shares may not be issued in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board. The issuance of shares of Company Stock to Grantee pursuant to this Agreement is subject to any applicable taxes and other laws or regulations of the United States or of any state having jurisdiction thereof.

5. Change of Control. The provisions of the Plan applicable to a Change of Control shall apply to the Stock Units, and, in the event of a Change of Control, the Board may take such actions as it deems appropriate pursuant to the Plan.

6. Grant Subject to Plan Provisions. This Agreement is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan. The grant of, and issuance of shares of Company Stock with respect to, the Stock Units are subject to interpretations, regulations and determinations concerning the Plan established from time to time by the Board in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (a) rights and obligations with respect to withholding taxes, (b) the registration, qualification or listing of the shares, (c) changes in capitalization of the Company, and (d) other requirements of applicable law. The Board shall have the authority to interpret and construe the grant of Stock Units pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder and the Grantee’s acceptance of this grant of Stock Units is the Grantee’s agreement to be bound by the interpretations and decisions of the Board with respect to this grant and the Plan.

7. No Employment or Other Rights. This Agreement shall not confer upon the Grantee any right to be retained by or in the employ or service of the Employer and shall not interfere in any way with the right of the Employer to terminate the Grantee’s employment or service at any time. The right of the Employer to terminate at will the Grantee’s employment or service at any time for any reason is specifically reserved.

8. No Stockholder Rights. Neither the Grantee, nor any person entitled to exercise the Grantee’s rights in the event of the Grantee’s death, shall have any of the rights and privileges of a stockholder with respect to the Stock Units, until certificates for shares have been issued upon redemption of the Stock Units.

9. Assignment and Transfers. The rights and interests of the Grantee under this Agreement may not be sold, assigned, encumbered or otherwise transferred except, in the event of the death of the Grantee, by will or by the laws of descent and distribution. In the event of any attempt by the Grantee to alienate, assign, pledge, hypothecate, or otherwise dispose of the Stock Units or any right hereunder, except as provided for in this Agreement, or in the event of the levy or any attachment, execution or similar process upon the rights or interests hereby conferred, the Company may terminate the Stock Units by notice to the Grantee, and the Stock Units and all rights hereunder shall thereupon become null and void. The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company’s parents, subsidiaries, and affiliates. This Agreement may be assigned by the Company without the Grantee’s consent.

10. Complete Agreement. This Agreement will become effective as of the Date of Grant. Each executed counterpart of this Agreement will constitute an original document and, all of them, together, will constitute the same agreement. This Agreement records the final, complete, and exclusive understanding of the parties with respect to the matters addressed herein and, except with respect to any written employment agreement by and between the Grantee and the Employer, supersedes any prior or contemporaneous agreement, representation, or understanding, whether oral or written, by either of them, relating to the matters addressed herein.

11. Applicable Law. The validity, construction, interpretation and effect of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws provisions thereof.

12. Section 409A of the Code. This Agreement is not intended to constitute or result in deferred compensation subject to the requirements of section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). However, to the extent any amount payable under this Agreement is subsequently determined to constitute deferred compensation subject to the requirements of section 409A of the Code, this Agreement shall be administered in accordance with the requirements of section 409A of the Code. In such case, distributions made under this Agreement may only be made in a manner and upon an event permitted by section 409A of the Code, including the requirement that distributions to a “specified employee” (as such term is defined in section 409A(a)(2)(B)(i) of the Code and its corresponding regulations) as determined by the Board (or its delegate) in its discretion in accordance with the requirements of sections 409A and 416 of the Code, payable within six months following such Grantee’s “separation from service” shall be postponed for a period of six months following the Grantee’s “separation from service” with the Company. To the extent that any provision of this Agreement would cause a conflict with the requirements of section 409A of the Code, or would cause the administration of this Agreement to fail to satisfy the requirements of section 409A of the Code, such provision shall be deemed null and void to the extent permitted by applicable law. In no event shall the Grantee, directly or indirectly, designate the calendar year of redemption. This Agreement may be amended without the consent of the Grantee in any respect deemed by the Board to be necessary in order to preserve compliance with section 409A of the Code. All distributions pursuant to this Agreement shall be deemed as a separate payment.

13. Notice. Any notice to the Company provided for in this Agreement shall be addressed to the Company in care of the General Counsel at the corporate headquarters of the Company, and any notice to the Grantee shall be addressed to such Grantee at the current address shown on the payroll of the Employer, or to such other address as the Grantee may designate to the Employer in writing. Any notice shall be delivered by hand, sent by telecopy or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused its duly authorized officers to execute and attest this Agreement, and the Grantee has placed his or her signature hereon, effective as of the Date of Grant.

ANTARES PHARMA, INC.

By:
Name:
Title:

I hereby accept the grant of Stock Units described in this Agreement, and I agree to be bound by the terms of the Plan and this Agreement. I hereby further agree that all of the decisions and determinations of the Board shall be final and binding.

Grantee:
Name:
Date: , 2015